EXHIBIT 23(b)




                         CONSENT OF INDEPENDENT AUDITORS



             We consent to the use in this Amendment No. 1 to Registration Statement No. 333-34401 of WPS Resources Corporation on Form S-4 of our reports dated February 7, 1997, included and incorporated by reference in the Annual Report on Form 10-K of Upper Peninsula Energy Corporation ("UPEN") for the year ended December 31, 1996, and to the use of our report dated February 7, 1997 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" of UPEN and "Experts" in such Prospectus.


   DELOITTE & TOUCHE LLP


   October 23, 1997
   Davenport, Iowa